UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

ATHENE HOLDING LTD.

(Name of Issuer)

Class A Common Shares, par value $0.001

(Title of Class of Securities)

G0684D107

(CINS)

John F. Hartigan, Esq.
Morgan, Lewis & Bockius LLP
300 S. Grand Avenue, 22nd Floor
Los Angeles, CA 90071
(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Stanhope Life Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Administration GP Ltd

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AHL 2014 Investor II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0.23 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0.23 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0.23 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AHL 2014 Investor GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0.23 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0.23 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0.23 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 14,766,602.58 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 14,766,602.58 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,766,602.58 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 7.8%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 14,766,602.58 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 14,766,602.58 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,766,602.58 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 7.8%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Athene Asset Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAM GP Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Island

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Life Asset Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Island

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Palmetto Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096.15 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096.15 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096.15 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Palmetto Athene Holdings (Cayman), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Palmetto Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096.15 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096.15 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096.15 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IV, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096.15 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096.15 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096.15 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IV GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096.15 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096.15 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096.15 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Palmetto Athene Partnership, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Palmetto Athene Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Guarantor-Athene, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 26,630,754.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 26,630,754.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 26,630,754.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Investments, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 26,630,754.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 26,630,754.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 26,630,754.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Associates, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 26,661,797.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 26,661,797.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 26,661,797.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 26,661,797.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 26,661,797.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 26,661,797.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 26,661,797.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 26,661,797.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 26,661,797.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 26,661,797.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 26,661,797.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 26,661,797.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 26,661,797.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 26,661,797.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 26,661,797.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,124,673 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,124,673 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,124,673 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Holdings GP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,124,673 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,124,673 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,124,673 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 27,918,601.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 27,786,471.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,918,601.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.7%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 27,918,601.76 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 27,786,471.76 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,918,601.76 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.7%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Athene Holding Ltd.
(b)	Address of Issuer’s Principal Executive Offices 96 Pitts Bay Road Pembroke, HM08, Bermuda

Item 2.
(a)

Name of Person Filing
This Schedule 13G is filed by: (i) Stanhope Life Advisors, L.P. (“Stanhope Life Advisors”), (ii) Apollo Administration GP Ltd. (“Administration GP”), (iii) AHL 2014 Investor II, L.P. (“AHL Investor II”), (iv) AHL 2014 Investor GP, Ltd. (“AHL Investor GP”), (v) Apollo Principal Holdings III, L.P. (“Principal Holdings III”), (vi) Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP”), (vii) Athene Asset Management, L.P. (“Athene Management”), (viii) AAM GP Ltd. (“AAM GP”), (ix) Apollo Life Asset Ltd. (“Apollo Life”), (x) Apollo Palmetto Advisors, L.P. (“Palmetto Advisors”), (xi) Palmetto Athene Holdings (Cayman), L.P. (“Palmetto Cayman”), (xii) Apollo Palmetto Management, LLC (“Palmetto Management”), (xiii) Apollo Principal Holdings IV, L.P., (“Principal Holdings IV”) (xiv) Apollo Principal Holdings IV GP, Ltd. (“Principal Holdings IV GP”), (xv) Apollo Palmetto Athene Partnership, L.P. (“Apollo Palmetto LP”), (xvi) Apollo Palmetto Athene Management, LLC (“Palmetto Athene Management”), (xvii) Apollo Capital Management, L.P. (“Capital Management”), (xviii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xix) AAA Guarantor-Athene, L.P. (“AAA Guarantor”), (xx) AAA Investments, L.P. (“AAA Investments”), (xxi) AAA Associates, L.P. (“AAA Associates”), (xxii) AAA MIP Limited (“AAA MIP”), (xxiii) Apollo Alternative Assets, L.P. (“AAA”), (xxiv) Apollo International Management, L.P. (“Int’l Management”), (xxv) Apollo International Management GP, LLC (“Int’l Management GP”), (xxvi) AAA Holdings, L.P. (“AAA Holdings”), (xxvii) AAA Holdings GP Limited (“AAA Holdings GP”), (xxviii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxix) Apollo Management Holdings, GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

AHL Investor II, Principal Holdings III, Athene Management, Palmetto Advisors, Palmetto Cayman, AAA Guarantor, AAA Associates and AAA Holdings each hold shares of the Class B common shares, par value $0.001 (the “Class B Shares”), of Athene Holding Ltd. (the “Issuer”).  The Class A common shares, par value $0.001 (the “Class A Shares”) of the Issuer reported as beneficially owned are obtainable upon conversion at the election of the holder on a one-for-one basis of the Class B Shares. Stanhope Life, L.P. (“Stanhope”), Stanhope Life II, L.P. (“Stanhope II”), and AHL 2014 Investor, L.P. (“AHL Investor”) were reporting persons on the initial Schedule 13G filing but no longer hold any of the Issuer’s shares and have been dissolved.

Stanhope Life Advisors was the general partner of each of Stanhope and Stanhope II. Administration GP is the general partner of Stanhope Life Advisors. AHL Investor GP is the general partner of each of AHL Investor and AHL Investor II. Principal Holdings III is the sole shareholder of each of Administration GP and AHL Investor GP. Principal Holdings III GP is the general partner of Principal Holdings III.

The general partner of Athene Management is AAM GP. The sole shareholder of AAM GP is Apollo Life.  Palmetto Management is the general partner of Palmetto Cayman, Palmetto Advisors and Apollo Palmetto LP.  Principal Holdings IV is the sole member of Palmetto Management, and Principal Holdings IV GP is the general partner of Principal Holdings IV.  Apollo Palmetto LP is the limited partner of Palmetto Cayman and as such holds the right to approve of the acquisition or disposition of shares of the Issuer that are held by Palmetto Cayman.  Palmetto Athene Management is the investment manager for Apollo Palmetto LP.  Capital Management is the sole member-manager of Palmetto Athene Management and the sole shareholder of Apollo Life.  The general partner of Capital Management is Capital Management GP.

AAA Investments is the General Partner of AAA Guarantor.  AAA Associates is the general partner of AAA Investments.  AAA MIP is the general partner of AAA Associates.  AAA provides investment services to AAA Guarantor, AAA Investments, AAA Associates and AAA MIP. Int’l Management is the managing general partner of AAA.  Int’l Management GP is the general partner of Int’l Management.

AAA Holdings GP is the general partner of AAA Holdings.

Management Holdings is the sole member and manager of Int’l Management GP and Capital Management GP, and the sole shareholder of AAA Holdings GP. Management Holdings GP is the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The address of each of Stanhope Life Advisors, Administration GP, AHL Investor II, AHL Investor GP, Principal Holdings III, Principal Holdings III GP, Principal Holdings IV, Principal Holdings IV GP, AAM GP, Apollo Life, AAA, and Palmetto Cayman is c/o Walkers Corporate Limited, Cayman Corporate Center, 27 Hospital Road,, George Town, KY1-9008 Grand Cayman, Cayman Islands.  The address of each of Athene Management, Palmetto Advisors, Palmetto Athene Management, AAA Guarantor, Int’l Management, Int’l Management GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, New York, NY 10019. The address of AAA Investments, Apollo Palmetto LP, Palmetto Management, and is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal address for AAA Associates, AAA MIP, AAA Holdings and AAA Holdings GP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands.

(c)

Citizenship
Stanhope Advisors, AHL Investor II, Principal Holdings III, Palmetto Cayman, Principal Holdings IV and AAA are each exempted limited partnerships registered in the Cayman Islands.  Administration GP, AHL Investor GP, Principal Holdings III GP, Principal Holdings IV GP, Apollo Life and AAM GP are each exempted companies registered in the Cayman Islands.  Athene Management, Palmetto Advisors,

Apollo Palmetto LP, Capital Management, AAA Guarantor, AAA Investments, Int’l Management and Management Holdings are each Delaware limited partnerships.  Palmetto Management, Palmetto Athene Management, Capital Management GP, Int’l Management GP and Management Holdings GP are each Delaware limited liability companies.  AAA Associates, AAA Holdings and AAA Holdings GP are each Guernsey limited partnerships.  AAA MIP is a limited company incorporated in Guernsey.

	(d)	Title of Class of Securities Class A common shares, par value $0.001.
	(e)	CINS Number G0684D107
Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	Not applicable.
Item 4.	Ownership.
	(a)	Amount beneficially owned:

		Stanhope Life Advisors	0.00
		Administration GP	0.00
		AHL Investor II	0.23
		AHL Investor GP	0.23
		Principal Holdings III	14,766,602.58
		Principal Holdings III GP	14,766,602.58
		Athene Management	1.00
		AAM GP	1.00
		Apollo Life	1.00
		Palmetto Advisors	80,096.15
		Palmetto Cayman	0.00
		Palmetto Management	80,096.15
		Principal Holdings IV	80,096.15
		Principal Holdings IV GP	80,096.15
		Apollo Palmetto LP	0.00
		Palmetto Athene Management	0.00
		Capital Management	1.00
		Capital Management GP	1.00
		AAA Guarantor	26,630,754.76
		AAA Investments	26,630,754.76
		AAA Associates	26,661,797.76
		AAA MIP	26,661,797.76
		AAA	26,661,797.76
		Int’l Management	26,661,797.76
		Int’l Management GP	26,661,797.76
		AAA Holdings	1,124,673.00
		AAA Holdings GP	1,124,673.00
		Management Holdings	27,918,601.76
		Management Holdings GP	27,918,601.76

The Class A Shares of the Issuer reported as beneficially owned are obtainable upon conversion of the Class B Shares of the Issuer at the election of the holder on a one-for-one basis.  The number of shares reported as beneficially owned by Management Holdings and Management Holdings GP include 132,130 shares of Class B Shares that have been granted to employees and are held by Management Holdings as custodian, and which Management Holdings has the authority to vote.

AHL Investor II, Principal Holdings III, Athene Management, Palmetto Advisors, Palmetto Cayman, AAA Guarantor, AAA Associates and AAA Holdings each disclaims beneficial ownership of all of the Class A Shares included in this report other than the Class A Shares issuable upon conversion of the Class B Shares held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Administration GP, AHL Investor GP, Principal Holdings III GP, AAM GP, Apollo Life, Palmetto Management, Principal Holdings IV, Principal Holdings IV GP, Apollo Palmetto LP, Palmetto Athene Management, Capital Management, Capital Management GP, AAA Investments, AAA Associates, AAA MIP, AAA, Int’l Management, Int’l Management GP, AAA Holdings GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, and the directors, as well as executive officers, of Principal Holdings III GP and Principal Holdings IV GP, each disclaim beneficial ownership of all Class A Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Stanhope Life Advisors	0.0%
Administration GP	0.0%
AHL Investor II	0.0%
AHL Investor GP	0.0%
Principal Holdings III	7.8%
Principal Holdings III GP	7.8%
Athene Management	0.0%
AAM GP	0.0%
Apollo Life	0.0%
Palmetto Advisors	0.0%
Palmetto Cayman	0.0%
Palmetto Management	0.0%
Principal Holdings IV	0.0%
Principal Holdings IV GP	0.0%
Apollo Palmetto LP	0.0%
Palmetto Athene Management	0.0%

	Capital Management	0.0%
	Capital Management GP	0.0%
	AAA Guarantor	14.0%
	AAA Investments	14.0%
	AAA Associates	14.0%
	AAA MIP	14.0%
	AAA	14.0%
	Int’l Management	14.0%
	Int’l Management GP	14.0%
	AAA Holdings	0.6%
	AAA Holdings GP	0.6%
	Management Holdings	14.7%
	Management Holdings GP	14.7%

The percentage amounts are based on a total of 189,835,837 shares of Class A common stock, comprising the sum of 142,347,674 outstanding shares of Class A common stock and 47,488,163 shares of Class A common stock issuable upon conversion of shares of Class B common stock, in each case outstanding as of as of December 15, 2017, and as reported on the Issuer’s Rule 424(b) prospectus supplement filed with the Securities and Exchange Commission on January 11, 2018. Shares of Class B common stock are convertible into shares of Class A common stock at any time at the option of the holder, with prior notice to the company, on a one-for-one basis. The percentage of beneficial ownership does not give effect to certain provisions of the Issuer’s bylaws that would limit or otherwise adjust the Reporting Persons’ voting rights. The percentage of beneficial ownership assumes the conversion of all of the Class B Shares held by the Reporting Persons, but does not give effect to certain provisions of the Issuer’s bylaws that would limit the Reporting Persons’ voting rights upon conversion.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons

	(ii)	Shared power to vote or to direct the vote:

	Stanhope Life Advisors	0.00
	Administration GP	0.00
	AHL Investor II	0.23
	AHL Investor GP	0.23
	Principal Holdings III	14,766,602.58
	Principal Holdings III GP	14,766,602.58
	Athene Management	1.00
	AAM GP	1.00
	Apollo Life	1.00
	Palmetto Advisors	80,096.15
	Palmetto Cayman	0.00
	Palmetto Management	80,096.15

	Principal Holdings IV	80,096.15
	Principal Holdings IV GP	80,096.15
	Apollo Palmetto LP	0.00
	Palmetto Athene Management	0.00
	Capital Management	1.0
	Capital Management GP	1.0
	AAA Guarantor	26,630,754.76
	AAA Investments	26,630,754.76
	AAA Associates	26,661,797.76
	AAA MIP	26,661,797.76
	AAA	26,661,797.76
	Int’l Management	26,661,797.76
	Int’l Management GP	26,661,797.76
	AAA Holdings	1,124,673.00
	AAA Holdings GP	1,124,673.00
	Management Holdings	27,918,601.76
	Management Holdings GP	27,918,601.76
(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
(iv)	Shared power to dispose or to direct the disposition of:
	Stanhope Life Advisors	0.00
	Administration GP	0.00
	AHL Investor II	0.23
	AHL Investor GP	0.23
	Principal Holdings III	14,766,602.58
	Principal Holdings III GP	14,766,602.58
	Athene Management	1.00
	AAM GP	1.00
	Apollo Life	1.00
	Palmetto Advisors	80,096.15
	Palmetto Cayman	0.00
	Palmetto Management	80,096.15
	Principal Holdings IV	80,096.15
	Principal Holdings IV GP	80,096.15
	Apollo Palmetto LP	0.00
	Palmetto Athene Management	0.00
	Capital Management	1.00
	Capital Management GP	1.00
	AAA Guarantor	26,630,754.76
	AAA Investments	26,630,754.76
	AAA Associates	26,661,797.76
	AAA MIP	26,661,797.76
	AAA	26,661,797.76
	Int’l Management	26,661,797.76
	Int’l Management GP	26,661,797.76
	AAA Holdings	1,124,673.00
	AAA Holdings GP	1,124,673.00
	Management Holdings	27,786,471.76
	Management Holdings GP	27,786,471.76

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 6, 2018

STANHOPE LIFE ADVISORS, L.P.

By:	Apollo Administration GP, Ltd.
its general partner

	By:	/s/ Shari Verschell
Shari Verschell
Vice President

APOLLO ADMINISTRATION GP LTD.

By:	/s/ Shari Verschell
Shari Verschell
Vice President

AHL 2014 INVESTOR II, L.P.

By:	AHL 2014 Investor GP, Ltd.
its general partner

	By:	/s/ Shari Verschell
Shari Verschell
Vice President

AHL 2014 INVESTOR GP, LTD.

By:	/s/ Shari Verschell
Shari Verschell
Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

ATHENE ASSET MANAGEMENT, L.P.

By:	AAM GP Ltd.
its general partner

	By:	/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, Counsel and Secretary

AAM GP LTD.

By:	/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, Counsel and Secretary

APOLLO LIFE ASSET LTD.

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PALMETTO ADVISORS, L.P.

By:	Apollo Palmetto Management, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

PALMETTO ATHENE HOLDINGS (CAYMAN), L.P.

By:	Apollo Palmetto Management, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PALMETTO MANAGEMENT, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS IV, L.P.

By:	Apollo Principal Holdings IV GP, Ltd.
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS IV GP, LTD.

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PALMETTO ATHENE PARTNERSHIP, L.P.

By:	Apollo Palmetto Management, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PALMETTO ATHENE MANAGEMENT, LLC

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA GUARANTOR - ATHENE, L.P.

By:	AAA Investments, L.P.
its general partner

	By:	Apollo Alternative Assets, L.P.
its service provider

		By:	Apollo International Management L.P.,
its managing general partner

			By:		Apollo International Management GP, LLC
its general partner

				By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA INVESTMENTS, L.P.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, LP
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

			By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA ASSOCIATES, L.P.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

			By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

			By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA HOLDINGS, L.P.

By:	AAA Holdings GP Limited
its general partner

	By:	/s/ John Suydam
John Suydam
Director

AAA HOLDINGS GP LIMITED

By:		/s/ John Suydam
John Suydam
Director

APOLLO MANAGEMENT HOLDINGS, L.P.

By:		Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO MANAGEMENT HOLDINGS, GP, LLC

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President